UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                  Global Entertainment Holdings/Equities, Inc.
                                (Name of Issuer)

                         Common Stock, par value $0.001
                         (Title of Class of Securities)

                                    37934J101
                                 (CUSIP Number)

                                December 31, 2001
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[X] Rule 13d-1(d)


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                                 SCHEDULE 13G
CUSIP No.  37934J101                                              Page 2 of 5

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1)  NAME OF REPORTING PERSONS
                                 Bryan Abboud

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2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (A) ( )
                                                                        (B) (X)
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3)  SEC USE ONLY

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4) CITIZENSHIP OR PLACE OF ORGANIZATION
                                  United States

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NUMBER OF               5)  SOLE VOTING POWER                3,219,317.5
SHARES
BENEFICIALLY            6)  SHARED VOTING POWER                115,317.3
OWNED BY
EACH                    7)  SOLE DISPOSITIVE VOTING POWER    3,219,317.5
REPORTING
PERSON WITH             8)  SHARED DISPOSITIVE VOTING POWER    115,317.3

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9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                  3,334,634.8

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10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(See Instructions).
                                            ( )

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11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                     31.2%

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12)  TYPE OF REPORTING PERSON
                                       IN
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                                 SCHEDULE 13G
CUSIP No.  37934J101                                              Page 3 of 5


Item 1.

(1)   NAME OF ISSUER
      Global Entertainment Holdings/Equities, Inc.

(2)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
      501 Brickell Key Drive, #603, Miami, Florida 33131

Item 2.

(1)   NAME OF PERSON FILING
      Bryan Abboud

(2)   ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE
      501 Brickell Key Drive, #603, Miami, Florida 33131

(3)   CITIZENSHIP
      United States

(4)   TITLE OF CLASS OF SECURITIES
      Common Stock, par value $0.001

(5)   CUSIP NUMBER
      37934J101



                                  Page 3 of 5

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                                  SCHEDULE 13G
CUSIP No. 37934J101                                               Page 4 of 5

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO "240.13d-1(b) or 240.13d-2(b) or
(c), CHECK WHETHER THE PERSON FILING IS A:

   (a)   [ ]   Broker or dealer registered under section 15 of the Act (15
               U.S.C. 78o).

   (b)   [ ]   Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

   (c)   [ ]   Insurance company as defined in section 3(a)(19) of the Act (15
               U.S.C. 78c).

   (d)   [ ]   Investment company registered under section 8 of the Investment
               Company Act of 1940 (15 U.S.C. 80a-8).

   (e)   [ ]   An investment adviser in accordance with "240.13d-1(b)(1)(ii)(E);

   (f)   [ ]   An employee benefit plan or endowment fund in accordance with
               "240.13d-1(b)(1)(ii)(F);

   (g)   [ ]   A parent holding company or control person in accordance with
               "240.13d-1(b)(1)(ii)(G);

   (h)   [ ]   A savings associations as defined in Section 3(b) of the Federal
               Deposit Insurance Act (12 U.S.C. 1813);

   (i)  [ ]   A church plan that is excluded from the definition of an
              investment company under section 3(c)(14) of the Investment
              Company Act of 1940 (15 U.S.C. 80a-3);

   (j)  [ ]   Group, in accordance with  "240.13d-1(b)(1)(ii)(J).


Item 4. OWNERSHIP.

 (a) Amount beneficially owned is: 3,334,634.8. This amount includes 424,939 shares beneficially owned by Bryan Abboud pursuant to options to purchase the Issuer's common stock.

 (b)   Percent of class: 31.2%.

 (c)   Number of shares as to which the person has:
       (i) Sole power to vote or to direct the vote: 3,219,317.5

       (ii) Shared power to vote or to direct the vote: 115,317.3

       (iii) Sole power to dispose or to direct the disposition of: 3,219,317.5

       (iv) Shared power to dispose or to direct the disposition of: 115,317.3



                                  Page 4 of 5

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                                  SCHEDULE 13G
CUSIP No.  37934J101                                              Page 5 of 5


Item 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
      N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
      N/A

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
      N/A

ITEM 9. NOTICE OF DISSOLUTION GROUP.
      N/A


                                    SIGNATURE

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: ___________________________

/s/ Bryan Abboud
--------------------------------
Bryan Abboud




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